Exhibit 99.1

CONTACT:	Investor Contact:	Media Contact:
	Lori Barker Padon (408) 542-0585	Mike Wong (408) 548-0223

SANDISK ANNOUNCES FIRST QUARTER RESULTS

•	Revenue of $451 million up 17% year-over-year

•	Net Income of $75 million up 17% year-over-year; EPS $0.39

•	Operating Margin of 25% driven by strong product gross margin

•	Successful 90-nanometer transition

SUNNYVALE, CA, April 21, 2005 — SanDisk® Corporation (NASDAQ:SNDK), the world’s largest supplier of flash storage card products, today announced results for the first quarter ended April 3, 2005. Total first quarter revenues increased 17% on a year-over-year basis to $451 million. First quarter net income was $75 million, up 17% compared to $64 million in the first quarter of 2004. Fully diluted earnings per share were $0.39, up 15% compared with $0.34 in the first quarter of 2004.

“The first quarter was another good quarter for SanDisk coming off of the strong fourth quarter holiday sales. We are particularly pleased with this quarter’s profitability. Shipments from 90-nanometer chips increased to more than 80% of our first quarter’s captive supply as 90-nanometer yields exceeded our expectations. Our product gross margins grew to 37%, driven by our increased 90-nanometer output and a modest 10% sequential decline in the average price per megabyte. Industry-wide supply for NAND memory is currently well balanced with growing demand from existing applications and new markets. Demand in the first quarter was exceptionally strong for our high capacity cards, and royalty revenues grew nicely reflecting the continuing growth of the NAND flash market for our licensees,” said SanDisk CEO Eli Harari. “As we move forward in 2005, we believe SanDisk is well positioned to continue expanding into new markets such as the emerging market for our flash cards in handsets, the digital flash music player market and the exciting market for our cards in video game consoles such as the Sony PlayStation Portable.”

Financial Results and Highlights

•	Product revenue grew 18% and royalty revenue grew 7% year-over-year.

•	Megabytes sold in the first quarter increased 189% year-over-year and were down approximately 13% from the seasonally strong fourth quarter of 2004.

•	Average density per card sold in retail was 411 megabytes, up 125% from the first quarter of 2004 and up 15% sequentially.

•	Average price per megabyte sold in the first quarter declined at a moderate pace of 10% sequentially and 59% from the first quarter of 2004.

•	Product gross margin in the first quarter increased 5 points both year-over-year and sequentially to a record 37.2%.

•	Operating income was $114 million and 25% of revenue compared to $99 million and 25% of revenue in the first quarter of 2004 and $126 million and 23% of revenue in the fourth quarter of 2004.

•	Cash flow from operations was $134 million compared to $76 million in the first quarter of 2004 and $12 million in the fourth quarter of 2004.

•	The SanDisk Sansa™ line of digital music players began shipping at the end of the first quarter. These players have embedded flash of 512 megabyte or 1 gigabyte capacities and they have a SD™ card slot for expandable storage.

•	Gaming cards began shipping in Memory Stick PRO Duo™ and SD formats to support new generation portable game consoles that now incorporate features such as digital audio, video playback and photo viewing. These features demand high capacity memory storage cards.

•	SanDisk Ultra® and SanDisk Extreme™ high performance product lines were among our fastest growing products year-over-year.

•	Retail presence almost doubled year-over-year to 114,000 storefronts. Most recent additions have been in mobile handset, convenience and gaming stores.

•	The new Flash Partners 300-millimeter Fab 3 began running initial test wafers in the first quarter and in February we announced the 8Gigabit chip that is being jointly developed with Toshiba on 70-nanometer technology.

Scheduled Interview

SanDisk Corporation Executive Vice President and Chief Operating Officer, Sanjay Mehrotra, is scheduled to appear on CNBC’s “Wake-Up Call”, April 22, 2005 at approximately 6:50 a.m. EDT. Judy Bruner, SanDisk’s Executive Vice President, Administration and CFO is scheduled to appear on Bloomberg TV “Market Line”, April 22, 2005 at approximately 1:45 p.m. EDT.

Conference Call

SanDisk’s first quarter 2005 conference call is scheduled for 2:00 p.m. Pacific Time, Thursday, April 21, 2005. The conference call will be web cast by CCBN and can be accessed live, and throughout the quarter, at SanDisk’s website at www.sandisk.com/IR and at www.streetevents.com for registered streetevents.com users. To participate in the call via telephone, the dial in number is (913) 981-4903. The call will also be available by telephone replay through Wednesday, April 27, 2005, by dialing (719) 457-0820 and entering the pass code 3497353. A copy of this press release will be filed with the Securities and Exchange Commission on a current report on Form 8-K and will be posted to our website prior to the conference call.

Forward-Looking Statements

This news release contains certain forward-looking statements, including statements about our business outlook, expectations for new product introductions, applications, markets and customers and scheduled appearances by certain of our executives that are based on our current expectations and involve numerous risks and uncertainties that may cause these forward-looking statements to be inaccurate and may significantly and adversely affect our business, financial condition and results of operations. Risks that may cause these forward-looking statements to be inaccurate include among others: slower than expected growth in market demand for our products or a slower adoption rate for these products in current and new markets that we are targeting, slower than expected expansion of our global sales channels, fluctuations in operating results, unexpected yield variances and longer than expected low yields and other possible delays related to our conversion to 90-nanometer and 70-nanometer NAND flash technology or the ramp-up of the new 300-millimeter flash fabrication facility, any interruption of or delay in supply from any of the semiconductor manufacturing facilities that supply products to us, our inability to make additional planned smaller geometry conversions in a timely manner, future average selling price erosion that may be more severe than our expectations due to possible excess industry capacity of flash memory either from existing suppliers or from new competitors or decreased demand, price increases from non-captive flash memory sources and third-party subcontractors, higher than expected operating expenses, higher than anticipated capital equipment expenditures, adverse global economic and geo-political conditions, including adverse currency exchange rates and acts of terror, the timely development, internal qualification and customer acceptance of new products that are based on the 90-nanometer and 70-nanometer NAND technologies, fluctuations in license and royalty revenues, business interruption due to earthquakes or other natural disasters, particularly in areas in the Pacific Rim and Japan where we manufacture and assemble products, scheduled appearances by our executives could be cancelled or delayed by us or the network and the other risks detailed from time-to-time in our Securities and Exchange Commission filings and reports, including, but not limited to, the Form 10-K for the year ended January 2, 2005 and our quarterly reports on Form 10-Q. Future results may differ materially from those previously reported. We do not intend to update the information contained in this release.

About SanDisk

SanDisk is the original inventor of flash storage cards and is the world’s largest supplier of flash data storage card products using its patented, high-density flash memory and controller technology. SanDisk is headquartered in Sunnyvale, CA and has operations worldwide, with more than half its sales outside the U.S.

www.sandisk.com

SanDisk and SanDisk Ultra are trademarks of SanDisk Corporation, registered in the United States and other countries. Sansa and SanDisk Extreme are trademarks of SanDisk Corporation. SanDisk is an authorized licensee of the SD trademark. Memory Stick PRO Duo is a trademark of Sony Corporation. Other brand names mentioned herein are for identification purposes only and may be the trademarks of their respective holders.

SanDisk Corporation
Condensed Consolidated Statements of Income
(In thousands, except per share data, unaudited)

	Three Months Ended
	April 3, 2005	March 28, 2004
Revenues:
Product	$399,679	$338,779
License and royalty	51,296	48,151

Total revenue	450,975	386,930
Cost of product revenues	251,188	231,012

Gross profits	199,787	155,918
Operating expenses:
Research and development	45,947	26,762
Sales and marketing	24,597	19,661
General and administrative	15,724	10,936

Total operating expenses	86,268	57,359
Operating income	113,519	98,559
Other income (expense), net	4,761	2,390

Income before taxes	118,280	100,949
Provision for income taxes	43,764	37,381

Net income	$74,516	$63,568

Shares used in computing net income per share Basic	180,631	161,207
Diluted	189,999	189,403
Net income per share Basic	$0.41	$0.39
Diluted	$0.39	$0.34

SanDisk Corporation
Condensed Consolidated Balance Sheets
(In thousands)

	April 3, 2005	January 2, 2005*
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$571,805	$463,795
Short-term investments	842,095	859,175
Investment in foundries	18,448	20,398
Accounts receivable, net	208,810	194,535
Inventories	223,783	196,422
Deferred tax asset	92,746	83,150
Prepaid expenses, other current assets and tax receivable	23,839	62,653

Total current assets	1,981,526	1,880,128
Property and equipment, net	166,079	147,231
Investment in foundries	11,557	14,377
Investment in FlashVision	172,493	178,681
Investment in FlashPartners	23,272	24,192
Deferred tax asset	6,696	1,861
Note receivable, Flash Vision	55,504	35,413
Deposits and other non-current assets	32,937	38,297

Total Assets	$2,450,064	$2,320,180

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current Liabilities:
Accounts payable	$94,482	$82,974
Accounts payable to related parties	64,500	48,115
Accrued payroll and related expenses	25,579	41,785
Income taxes payable	45,868	39,139
Research and development liability, related party	6,149	5,549
Other accrued liabilities	33,178	45,584
Deferred income on shipments to distributors and retailers and deferred revenue	130,326	90,307

Total current liabilities	400,082	353,453
Deferred tax liability	6,131	—
Deferred revenue and non-current liabilities	18,217	26,577

Total Liabilities	424,430	380,030
Commitments and contingencies
Stockholders’ Equity:
Preferred stock	—	—
Common stock	1,423,255	1,406,553
Retained earnings	594,756	520,240
Accumulated other comprehensive income	12,640	18,893
Deferred compensation	(5,017)	(5,536)

Total stockholders’ equity	2,025,634	1,940,150

Total Liabilities and Stockholders’ Equity	$2,450,064	$2,320,180

*Information derived from the audited Consolidated Financial Statements.

SanDisk Corporation
Condensed Consolidated Comparative Statement of Cash Flows
March 2005
(in thousands, unaudited)

	Three months ended
	April 3, 2005	March 28, 2004
Cash flows from Operating activities:
Net income	74,516	63,568
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred Taxes	1,088	0
Loss (gain) investment in foundries	4,029	573
Depreciation and amortization	14,462	7,999
Provision for doubtful accounts	0	1,681
Other non-cash charges	(212)	(388)
FlashVision wafer cost adjustment	(487)	(321)
Changes in operating assets and liabilities:
Accounts receivable	(14,275)	47,120
Prepaid expenses, deposits and other assets	43,972	28,847
Inventories	(27,361)	(42,814)
Income taxes payable and other accounts payable	(4,788)	(32,236)
Other current liabilities	(12,406)	1,752
Other current liabilities, related party	16,985	2,951
Deferred income on shipments and deferred revenue	38,415	(2,698)
Other non-current liabilities	338	0

Total adjustments	59,760	12,466

Net cash provided by operating activities	134,276	76,034

Cash flows from Investing activities:
Purchases of short term investments	(139,198)	(241,277)
Proceeds from sale of short term investments	153,450	192,157
Acquisition of capital equipment, net	(30,151)	(9,410)
Loan to FlashVision	(22,222)	(21,637)

Net cash used in investing activities	(38,121)	(80,167)

Cash flows from financing activities:
Employee stock programs	11,272	6,015

Net cash provided by financing activities	11,272	6,015

Effect of changes in foreign currency exchange rates on cash	583	0

Net increase in cash and cash equivalents	108,010	1,882
Cash and cash equivalents at beginning of period	463,795	734,479

Cash and cash equivalents at end of period	571,805	736,361

Additional information:
Net change in cash and cash equivalents	$108,010	$1,882
Net change in short-term investments	(17,080)	48,651

Net change in cash, cash equivalents and short-term investments	$90,930	$50,533